Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

April 7, 2015 and the Prospectus dated October 6, 2014

Registration No. 333-199181

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	April 7, 2015

Settlement Date:	April 10, 2015 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-199181)

Terms applicable to

Floating Rate Senior Notes due 2018

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	April 10, 2018

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from April 10, 2015

Interest Rate:	3-month LIBOR

Spread to LIBOR:	+136 bps

Interest Payment Dates:	January 10, April 10, July 10 and October 10, commencing July 10, 2015

Initial Interest Rate:	Three-month LIBOR, determined as of two London business days prior to the settlement date, plus 1.360% per annum

Interest Reset Dates:	Quarterly on January 10, April 10, July 10 and October 10, commencing July 10, 2015

Day Count Convention:	Actual / 360

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, National Association

CUSIP / ISIN:	37045X AU0 / US37045XAU00

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:	Banca IMI S.p.A. BBVA Securities Inc. SMBC Nikko Securities America, Inc. Cabrera Capital Markets, LLC Drexel Hamilton, LLC The Williams Capital Group, L.P.

Terms applicable to

2.400% Senior Notes due 2018

Aggregate Principal Amount:	$850,000,000

Final Maturity Date:	April 10, 2018

Public Offering Price:	99.914%, plus accrued and unpaid interest, if any, from April 10, 2015

Benchmark Treasury:	1.000% due March 15, 2018

Benchmark Treasury Yield:	0.830%

Spread to Benchmark Treasury:	T+160 bps

Coupon:	2.400%

Yield to Maturity:	2.430%

Interest Payment Dates:	April 10 and October 10, commencing October 10, 2015

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+25 bps

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest

CUSIP / ISIN:	37045X AV8 / US37045XAV82

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:	Banca IMI S.p.A. BBVA Securities Inc. SMBC Nikko Securities America, Inc. Cabrera Capital Markets, LLC Drexel Hamilton, LLC The Williams Capital Group, L.P.

Terms applicable to

3.450% Senior Notes due 2022

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	April 10, 2022

Public Offering Price:	99.803%, plus accrued and unpaid interest, if any, from April 10, 2015

Benchmark Treasury:	1.750% due March 31, 2022

Benchmark Treasury Yield:	1.662%

Spread to Benchmark Treasury:	T+182 bps

Coupon:	3.450%

Yield to Maturity:	3.482%

Interest Payment Dates:	April 10 and October 10, commencing October 10, 2015

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+30 bps Par call on or after February 10, 2022

Change of Control prior to an Investment Grade Event:	Puttable at 101% of principal, plus accrued and unpaid interest

CUSIP / ISIN:	37045X AW6 / US37045XAW65

Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC RBC Capital Markets, LLC TD Securities (USA) LLC

Co-Managers:	Banca IMI S.p.A. BBVA Securities Inc. SMBC Nikko Securities America, Inc. Cabrera Capital Markets, LLC Drexel Hamilton, LLC The Williams Capital Group, L.P.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: +1(800) 503-4611, email: prospectus.CPDG@db.com; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-201-793-5170, email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, Attention: Investment Grade Syndicate Desk - 3rd floor, 383 Madison Avenue, New York, New York 10179, telephone: (212) 834-4533; RBC Capital Markets, LLC, Attention: Debt Capital Markets; telephone: (866) 375-6829, email: usdebtcapitalmarkets@rbccm.com; and TD Securities (USA) LLC, Attention: Investment Grade Syndicate Desk, 31 West 52nd St., New York, NY 10019, telephone: 212-827-7392.